Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Declares Quarterly Cash Dividend;
Announces New Stock Repurchase Program

ATLANTA, GA, February 11, 2016 - The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) declared a quarterly dividend of $.14 per common share on February 10, 2016. The dividend will be paid on March 15, 2016 to the common stock shareholders of record as of March 7, 2016.

Furthermore, the Board of Directors of State Bank Financial Corporation (the “Company”) authorized a stock repurchase program under which the Company may purchase up to 1.5 million shares of its outstanding common stock at the discretion of management, under Rule 10b-18. Prior to this action, the Company terminated its written trading plan that was entered into with a broker on March 12, 2015, for the purpose of repurchasing up to one million shares of its common stock in accordance with the guidelines specified in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. No shares of common stock were purchased under that plan.

The Company expects to enter into another Rule 10b5-1 trading plan in the near future. A plan under Rule 10b5-1 allows companies to repurchase shares when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. The broker would have the authority under the terms and limitations specified in the plan to repurchase shares on the Company's behalf in accordance with the terms of the plan. Because repurchases made under the plan are subject to SEC regulations as well as certain constraints specified in the plan, there is no guarantee regarding the exact number of shares that will be repurchased under the plan.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “project,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements related to the Company’s expectations regarding entering into another Rule 10b5-1 trading plan in the near future and regarding repurchases of shares of common stock under the new repurchase program. These forward-looking statements are subject to risks, uncertainties and other factors, such as market volatility for the shares of financial institutions and for the stock market generally, the future trading range of the Company’s common stock on the Nasdaq Capital Market, and additional risks and uncertainties contained in the “Risk Factors” and forward-looking statements disclosure contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, any of which risks, uncertainties and other factors could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this report. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.5 billion in assets as of December 31, 2015, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

To learn more about State Bank, visit www.statebt.com.